Exhibit 10.1
Farm Credit Services of America
FOURTH AMENDMENT TO CREDIT AGREEMENT
This Fourth Amendment to Credit Agreement (“Amendment’) is made and entered into effective the 11th day of April, 2008, by and between Siouxland Ethanol, LLC (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement, dated May 4, 2006, as previously amended (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement,
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:
The following sections are added to Article 2:
Section 2.7 Fixed Rate Conversions. The Borrower may from time to time, subject to the limitations set forth below, elect to convert up to 75% of the then remaining principal outstanding under Credit Facility A (the “Term Loan”) from the variable interest rate described in the Credit Agreement to a fixed interest rate to be quoted by Lender in its sole discretion in each instance and fixed as of the date of conversion (each amount thereof so converted, a “Converted Amount”). Under this option, interest rates may be fixed on such Converted Amounts and for such periods as Borrower shall elect, provided that: (i) the minimum fixed rate period shall be 180 days; (ii) Converted Amounts may be fixed in increments of $500,000.00 or multiples thereof; and (iii) the maximum number of Converted Amounts in place at any one time shall be ten. Notwithstanding the foregoing, interest rates may not be fixed for a period of time that exceeds the then applicable maturity date for the Term Loan or would require Borrower to repay any Converted Amount prior to the end of its respective fixed rate period in order to pay an installment of the Term Loan as and when due. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Lender not later than 12:00 Noon Borrower’s local time in order to be considered to have been received on that day. Upon expiration of any fixed rate period for a Converted Amount, interest on such Converted Amount shall automatically accrue at the variable rate option unless such Converted Amount is repaid or fixed for an additional period in accordance with the terms hereof.
Section 2.8 Broken Funding Surcharge. Notwithstanding any provision contained in the Credit Agreement giving the Borrower the right to repay the Term Loan prior to the date it would otherwise be due and payable, the Borrower agrees to provide three Business Days’ prior written notice for any prepayment of any Converted Amount and that in the event it repays any Converted Amount prior to the applicable maturity date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Borrower will pay to Lender a surcharge in an amount equal to the excess, if any, of (i) the present value of the aggregate remaining periodic principal and interest payments due and allocable to such prepaid Converted Amount from the date of prepayment through the fixed rate period of such Converted Amount using a discount rate equal to the yield to maturity of the U.S. Treasury Note with a maturity date closest to the remaining fixed rate period of such Converted Amount on the Business Day immediately preceding the date of the prepayment over (ii) the Converted Amount, absent such prepayment.
Borrower hereby represents and warrants to the Lender that after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.

The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):
Siouxland Ethanol, LLC	223902184
BORROWER:
Siouxland Ethanol, LLC

By:	/s/ Charles Hofland

Charles Hofland, President
Address for Notice:	P.O. Box 147 Jackson, NE 68743
LENDER:
Farm Credit Services of America, FLCA
Farm Credit Services of America, PCA

By:	/s/ Shane Frahm

Shane Frahm, Vice President